EXHIBIT 99.1

TIB FINANCIAL CORP.
COMPLETES $4.4 MILLION PRIVATE EQUITY OFFERING

     Key Largo, Fla. (June 20, 2003) — TIB Financial Corp., (Nasdaq: TIBB) a rapidly growing Florida community banking organization with offices in Miami-Dade, Monroe, Collier, and Lee counties, announced that it has placed 280,653 shares of common stock primarily to residents in the Southwest Florida area. The shares also were purchased by three members of the Company’s Board of Directors and an executive officer. The private placement raised $4.4 million in capital at a sales price of $15.64 per share which was priced at 95% of the average closing bid price for the shares during the five consecutive trading days ending on the fifth business day prior to the commencement of the offering.

Edward V. Lett, President and CEO, said “With this private placement, TIB has taken advantage of market conditions to raise capital needed for our continuing growth. This transaction increases book value per share and is expected to be only minimally dilutive on a per share basis.”

This offering increases the number of outstanding shares from 4,123,025 to 4,403,678.

About the Company

TIB Financial Corp. is the holding company for TIB Bank of the Keys, which is headquartered in Monroe County. TIB Bank has been in operation for 29 years and currently operates nine offices in the Florida Keys, two offices in South Miami-Dade County, and three offices in Naples and Bonita Springs. In addition to its retail and commercial product lines, TIB Bank also provides investment services and government guaranteed lending, as well as merchant bankcard services. A subsidiary of TIB Financial Corp., Keys Insurance Agency, offers a full line of commercial and personal insurance products.

Copies of TIB press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the Company’s website at tibbank.com. For further information, contact Edward V. Lett, President and CEO at (305) 451-4660.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by TIB with the Securities and Exchange Commission. TIB undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.